Exhibit 15.13

CONSENT

We hereby consent to the reference to our “Fair value estimation of financial instrument given to Elbit Imaging Ltd. and by Elbit Imaging Ltd. to Park Plaza Netherlands" as of December 31, 2012, appearing in this Annual Report on Form 20-F of Elbit Imaging Ltd. and to the incorporation by reference of this Annual Report in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Giza Zinger Even Ltd
Giza Zinger Even

Tel Aviv, Israel
November 26, 2013